EXHIBIT 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors

Senesco Technologies, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of Senesco Technologies, Inc. on Form S-8 our report dated August 10, 2006, except for Note 14, as to which the date is October 11, 2006, on the consolidated financial statements of Senesco Technologies, Inc. and Subsidiary as of June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006 appearing in the Annual Report on Form 10-K for the year ended June 30, 2006.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

January 26, 2007